                                   EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
           DIVIDENDS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                             (DOLLARS IN THOUSANDS)

                                                                        2002           2001
                                                                      --------       --------
                                                                            (Unaudited)
Earnings:
Net Income                                                            $248,388       $240,659
    Provision for income taxes (a)                                     138,549        132,520
    Fixed charges                                                      450,592        468,252
    Capitalized interest                                                30,446         28,373
                                                                      --------       --------
  Earnings as adjusted (A)                                            $807,083       $813,058
                                                                      ========       ========

Preferred dividend requirements                                         12,406       $  8,482
Ratio of income before provision for income taxes to net income            156%           155%
                                                                      --------       --------
  Preferred dividend factor on pretax basis                           $ 19,353       $ 13,147
Fixed Charges:
  Interest expense                                                     407,078        405,638
  Capitalized interest                                                  30,446         28,373
  Interest factor of rents                                              13,068         34,241
                                                                      --------       --------
  Fixed charges as adjusted (B)                                        450,592        468,252
                                                                      --------       --------

Fixed charges and preferred stock dividends (C)                       $469,945       $481,145
                                                                      ========       ========

Ratio of earnings to fixed charges
    (A) divided by (B)                                                   1.79x          1.74x
                                                                      ========       ========

Ratio of earnings to fixed charges and preferred stock dividends
    (A) divided by (C)                                                   1.72x          1.69x
                                                                      ========       ========


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(a)  Includes $8,180 of taxes related to cumulative effect of accounting change in 2001.